Exhibit 99.2
For Immediate News Release
July 27, 2011
AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2011 OPERATING RESULTS
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended June 30, 2011 was $43,373,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.49 for the quarter ended June 30, 2011, compared to EPS of $0.61 for the comparable period of 2010, a decrease of 19.7%. For the six months ended June 30, 2011, EPS was $0.84 compared to $1.49 for the comparable period of 2010, a per share decrease of 43.6%.
The decrease in EPS for the quarter and six months ended June 30, 2011 from the prior year periods is due primarily to a decrease in real estate sales and related gains in 2011, offset partially by an increase in Net Operating Income (“NOI”) from communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) per share for the quarter ended June 30, 2011 increased 8.7% to $1.13 from $1.04 for the comparable period of 2010. FFO per share for the six months ended June 30, 2011 increased 10.0% to $2.21 from $2.01 for the comparable period of 2010. Adjusting for the non-routine items detailed in Attachment 14, FFO per share for the three and six months ended June 30, 2011 would have increased by 12.9% and 10.1%, respectively from the prior year periods.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Our second quarter results reflect the underlying strength in rental housing fundamentals despite modest economic growth. Continued improvement in our operating portfolio and an increase in development deliveries during the second half of this year support our outlook for strong growth in FFO in 2011 over the prior year.”
The Company’s results for the three months ended June 30, 2011 exceeded its outlook provided in early June 2011 (the “Outlook”). The outperformance is due primarily to better than expected NOI driven by the timing of operating expenses, offset in part by expensed acquisition costs. Details of the Company’s actual results compared to the Outlook follows:
Second Quarter 2011 Results
Comparison to June 2011 Outlook

Per Share
Projected FFO per share (1)	$1.11
Community NOI	0.04
Acquisition costs and other	(0.02)

FFO 2Q 2011 Reported Results	$1.13

(1)	Represents the mid-point of the Company’s June 2011 Outlook.
Operating Results for the Quarter Ended June 30, 2011 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $23,843,000, or 10.8%, to $244,859,000. For Established Communities, rental revenue increased 4.5%, attributable to an increase in Average Rental Rates of 4.8%, offset by a decrease in Economic Occupancy of 0.3%. Total revenue for Established Communities increased $7,472,000 to $174,728,000. Operating expenses for Established Communities decreased $1,417,000, or 2.5%, to $55,240,000. Accordingly, NOI for Established Communities increased by 8.0%, or $8,888,000, to $119,487,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2011 compared to the second quarter of 2010:
Q2 2011 Compared to Q2 2010

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	5.3%	(2.9)%	10.5%	18.6%
Metro NY/NJ	3.6%	(2.0)%	6.4%	27.7%
Mid-Atlantic/Midwest	4.8%	1.5%	6.1%	16.4%
Pacific NW	4.0%	(1.8)%	6.4%	4.5%
No. California	6.1%	(3.3)%	10.3%	19.2%
So. California	2.9%	(7.1)%	8.7%	13.6%

Total	4.5%	(2.5)%	8.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Six Months Ended June 30, 2011 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $40,861,000, or 9.3% to $480,666,000. For Established Communities, rental revenue increased 4.1% due to an increase in Average Rental Rates of 4.3%, offset by a decrease in Economic Occupancy of 0.2%. Total revenue for Established Communities increased $13,648,000 to $345,882,000. Operating expenses for Established Communities decreased $1,471,000, or 1.3% to $112,230,000. Accordingly, NOI for Established Communities increased by $15,118,000, or 6.9%, to $233,652,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010:
YTD 2011 Compared to YTD 2010

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	4.7%	(1.4)%	8.6%	19.2%
Metro NY/NJ	3.8%	(0.5)%	5.9%	27.7%
Mid-Atlantic/Midwest	4.6%	(1.4)%	7.1%	16.3%
Pacific NW	3.0%	1.5%	3.6%	4.4%
No. California	5.1%	(2.2)%	8.4%	19.6%
So. California	2.2%	(3.1)%	5.2%	12.8%

Total	4.1%	(1.3)%	6.9%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development Activity
During the second quarter of 2011, the Company commenced development of three communities: Avalon Garden City, located in Garden City, NY, Avalon Andover, located in Andover, MA and Avalon Exeter, located in Boston, MA. These three communities will contain 506 apartment homes and will be developed for an estimated Total Capital Cost of $205,400,000.
During the second quarter of 2011, the Company completed one community, Avalon at the Pinehills II, located in Plymouth, MA, containing 91 apartment homes for a Total Capital Cost of $17,600,000.
During the second quarter of 2011 the Company acquired two land parcels for an aggregate purchase price of approximately $33,276,000 for the development of 808 apartment homes.
In July 2011, the Company acquired two additional land parcels for an aggregate purchase price of approximately $22,600,000 for the development of 658 apartment homes.
The Company anticipates starting construction in 2011 on three of the four land parcels acquired.
Redevelopment Activity
During the second quarter of 2011, the Company commenced the redevelopment of Avalon at Nob Hill, located in San Francisco, CA. Avalon at Nob Hill contains 185 apartment homes and will be redeveloped for an estimated Total Capital Cost of $5,800,000, excluding costs incurred prior to redevelopment.
During the second quarter of 2011, the Company completed the redevelopment of two communities, Avalon Summit, located in Quincy, MA, and Avalon at Decoverly, located in Rockville, MD. These communities contain 809 apartment homes and were redeveloped for $15,200,000, excluding costs incurred prior to redevelopment.
Acquisition/Disposition Activity
During the second quarter of 2011, the Company completed an exchange of assets with UDR, Inc. (“UDR”). The transaction included exchanging a portfolio of three communities and a parcel of land owned by the Company for a portfolio of six UDR communities and $26,000,000 in cash. The Company’s portfolio consisted of two properties and a small land parcel located in metropolitan Boston and one property located in San Francisco. The UDR portfolio is located in Southern California (Los Angeles, Orange County and San Diego).
As part of the transaction, the Company assumed a $55,400,000 fixed-rate mortgage loan with a 5.24% interest rate and a maturity date of June 2013. In exchange, the Company relinquished a $55,800,000 mortgage loan with a 5.86% fixed interest rate that matures in May 2019. Excluding one-time transaction costs, the Company expects the asset exchange will be modestly accretive to FFO per share in 2011.
Also during the second quarter of 2011, the Company acquired Fairfax Towers for its wholly-owned portfolio. Fairfax Towers is a high-rise community consisting of 415 apartment homes, located in Falls Church, VA, and was acquired for a purchase price of $89,200,000. In conjunction with this acquisition, the Company assumed the existing 4.75% fixed-rate mortgage loan of $44,044,000, which matures in August 2015.
Transaction costs for the asset exchange and acquisition of Fairfax Towers were approximately $1,000,000. These one-time charges are reflected in the Company’s second quarter 2011 earnings.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Investment and Investment Management Fund Activity
During the second quarter of 2011, AvalonBay Value Added Fund II, L.P. (“Fund II”, a private, discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%) acquired Yale Village Townhomes, a garden-style community consisting of 210 townhomes located in Rockville, MD. The community was acquired for a purchase price of $49,500,000, or approximately $236,000 per townhome.
As of June 30, 2011, Fund II has invested $624,443,000. Fund II’s investment period ends August 26, 2011, subject to pending transactions.
Financing, Liquidity and Balance Sheet Statistics
At June 30, 2011, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility.
The Company expects to enter into a new unsecured credit facility in the third quarter of 2011 to replace its existing unsecured credit facility, which is scheduled to expire in November 2011. The new unsecured credit facility is expected to have a capacity of approximately $750,000,000. The Company expects that the interest rate, upfront fees and recurring fees for the new unsecured credit facility will be higher than the expiring facility, but will be consistent with market terms.
At June 30, 2011, the Company had $360,234,000 in unrestricted cash and cash in escrow. The cash in escrow is primarily available for development activity.
Unencumbered NOI as a percentage of total NOI generated by real estate assets for the six months ended June 30, 2011 was 70%. Interest Coverage for the second quarter of 2011 was 3.2 times.
New Financing Activity
In November 2010, the Company commenced its second continuous equity offering program (“CEP II”), under which the Company can issue up to $500,000,000 of common stock during a 36-month period. During the three months ended June 30, 2011, the Company sold 553,856 shares at an average price of $130.56 per share, for net proceeds of $71,225,000. From inception of CEP II through June 30, 2011, the Company had issued 2,234,598 shares at an average price of $118.91 per share for net aggregate proceeds of $261,729,000. In July 2011, the Company issued 256,167 shares at an average price of $127.90 per share, for net proceeds of $32,271,000.
Capital Markets Activity
In April 2011, the Company entered into $430,000,000 of forward starting interest rate swaps where the Company has agreed to pay a fixed rate of interest in exchange for a floating rate of interest at a future date. These swaps were transacted to reduce the Company’s exposure to fluctuations in interest rates on future debt issuances, and are not expected to impact the Company’s 2011 operating results.
Third Quarter 2011 Financial Outlook
The Company expects EPS in the range of $0.44 to $0.47 and expects Projected FFO per share in the range of $1.15 to $1.18 for the third quarter of 2011.
The Company provided its full year 2011 outlook in February and again in June which incorporated the planned fourth quarter 2011 sale of an operating community subject to a long-term ground lease. The sale would have resulted in a non-cash increase in the Company’s 2011 full year operating income of approximately $0.10 per share. While the Company is marketing this asset for sale, completion of a sale transaction prior to the end of the year is unlikely.
Accordingly the Company now expects full year 2011 EPS to be within a range of $1.85 to $2.00 and Projected FFO per share to be within a range of $4.60 to $4.75.
The Company’s third quarter and full year 2011 outlook does not include the impact of expensed acquisition costs for acquisitions to occur in the remainder of 2011, if any.
The Company expects to release its third quarter of 2011 earnings on October 31, 2011 after the market closes. The Company expects to hold a conference call on November 1, 2011 at 1:00 PM ET to discuss the third quarter 2011 results.
Third Quarter 2011 Conference/Event Schedule
The Company is scheduled to participate in the Bank of America Merrill Lynch Global Real Estate Conference in New York, NY, on September 8, 2011. The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Other Matters
The Company will hold a conference call on July 28, 2011 at 1:00 PM ET to review and answer questions about this release, its second quarter 2011 results, the Attachments (described below) and related matters. To participate in the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.
To hear a replay of the call, which will be available from July 28, 2011 at 6:00 PM ET to August 2, 2011 at 11:59 PM ET, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 81121457. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of June 30, 2011, the Company owned or held a direct or indirect ownership interest in 195 apartment communities containing 56,516 apartment homes in ten states and the District of Columbia, of which 13 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research, at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2011 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

SECOND QUARTER 2011
Supplemental Operating and Financial Data

Avalon Burbank
Burbank, CA

Avalon Towers Bellevue
Bellevue, WA

Avalon at West Long Branch
West Long Branch, NJ

Avalon Norwalk
Norwalk, CT

AvalonBay offers a diverse, high quality portfolio of apartment homes in the nation's premier supply constrained markets. The Company is expanding its investment activity with increased development and acquisitions, growth platforms we expect will create value in an environment of improving apartment fundamentals.

SECOND QUARTER 2011
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
June 30, 2011
(Dollars in thousands except per share data)
(unaudited)
SELECTED OPERATING INFORMATION

	Q2	Q2		YTD	YTD
	2011	2010	% Change	2011	2010	% Change
Net income attributable to common stockholders	$43,373	$51,125	(15.2%)	$73,713	$123,648	(40.4%)

Per common share — basic	$0.50	$0.61	(18.0%)	$0.85	$1.49	(43.0%)
Per common share — diluted	$0.49	$0.61	(19.7%)	$0.84	$1.49	(43.6%)

Funds from Operations	$99,945	$87,803	13.8%	$193,485	$167,060	15.8%
Per common share — diluted	$1.13	$1.04	8.7%	$2.21	$2.01	10.0%

Dividends declared — common	$79,146	$75,933	4.2%	$157,075	$149,737	4.9%
Per common share	$0.8925	$0.8925	0.0%	$1.7850	$1.7850	0.0%

Common shares outstanding	88,678,968	85,078,734	4.2%	88,678,968	85,078,734	4.2%
Outstanding operating partnership units	7,707	15,351	(49.8%)	7,707	15,351	(49.8%)

Total outstanding shares and units	88,686,675	85,094,085	4.2%	88,686,675	85,094,085	4.2%

Average shares and participating securities outstanding — basic	87,566,877	83,751,877	4.6%	86,989,628	82,829,844	5.0%

Weighted shares — basic	87,317,602	83,517,908	4.5%	86,746,992	82,583,638	5.0%
Average operating partnership units outstanding	7,707	15,351	(49.8%)	8,992	15,351	(41.4%)
Effect of dilutive securities	871,129	711,846	22.4%	841,997	649,006	29.7%

Average shares outstanding — diluted	88,196,438	84,245,105	4.7%	87,597,981	83,247,995	5.2%

DEBT COMPOSITION AND MATURITIES

		Average
		Interest	Remaining
Debt Composition (1)	Amount	Rate (2)	Maturities (1)

Conventional Debt			2011	$204,469
Long-term, fixed rate	$3,104,565		2012	$411,170
Long-term, variable rate	$249,086		2013	$433,179
Variable rate facilities(3)	—		2014	$199,131

Subtotal, Conventional	$3,353,651	5.6%	2015	$419,480

Tax-Exempt Debt
Long-term, fixed rate	183,230
Long-term, variable rate	449,535

Subtotal, Tax-Exempt	632,765	3.2%

Total Debt	$3,986,416	5.2%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q211	$7,673	$6,058	$128
Q111	$6,343	$5,868	$53
Q410	$6,128	$5,399	$175
Q310	$7,774	$5,179	$122
Q210	$9,655	$5,406	$106
COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	182	53,655
Development Communities	13	2,861
Development Rights	32	9,407

(1)	Excludes debt associated with assets classified as held for sale.

(2)	Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3)	Represents the Company’s $1 billion unsecured credit facility, under which no amounts were drawn at June 30, 2011.

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2011
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2011	2010	% Change	2011	2010	% Change
Revenue:
Rental and other income	$242,527	$218,658	10.9%	$476,014	$432,257	10.1%
Management, development and other fees	2,332	1,684	38.5%	4,652	3,533	31.7%

Total	244,859	220,342	11.1%	480,666	435,790	10.3%

Operating expenses:
Direct property operating expenses, excluding property taxes	55,865	55,052	1.5%	112,730	109,375	3.1%
Property taxes	24,152	23,083	4.6%	48,940	46,171	6.0%
Property management and other indirect operating expenses	10,041	9,262	8.4%	19,391	18,316	5.9%

Total operating expenses	90,058	87,397	3.0%	181,061	173,862	4.1%

Interest expense, net	(45,855)	(41,458)	10.6%	(90,126)	(83,999)	7.3%
General and administrative expense	(8,145)	(4,041)	101.6%	(15,437)	(12,936)	19.3%
Joint venture income	395	463	(14.7%)	898	689	30.3%
Investments and investment management expense	(1,341)	(1,047)	28.1%	(2,532)	(2,086)	21.4%
Expensed acquisition, development and other pursuit costs	(1,353)	(443)	205.4%	(2,004)	(947)	111.6%
Depreciation expense	(62,894)	(57,317)	9.7%	(124,154)	(113,250)	9.6%

Income from continuing operations	35,608	29,102	22.4%	66,250	49,399	34.1%

Discontinued operations:
Income (loss) from discontinued operations (1)	(91)	35	(360.0%)	(197)	1,813	(110.9%)
Gain on sale of real estate	7,675	21,929	(65.0%)	7,675	72,220	(89.4%)

Total discontinued operations	7,584	21,964	(65.5%)	7,478	74,033	(89.9%)

Net income	43,192	51,066	(15.4%)	73,728	123,432	(40.3%)
Net (income) loss attributable to redeemable noncontrolling interests	181	59	206.8%	(15)	216	(106.9%)

Net income attributable to common stockholders	$43,373	$51,125	(15.2%)	$73,713	$123,648	(40.4%)

Net income attributable to common stockholders per common share — basic	$0.50	$0.61	(18.0%)	$0.85	$1.49	(43.0%)

Net income attributable to common stockholders per common share — diluted	$0.49	$0.61	(19.7%)	$0.84	$1.49	(43.6%)

(1)	Reflects net income or loss for investments in real estate classified as discontinued operations as of June 30, 2011 and investments in real estate sold during the period from January 1, 2010 through June 30, 2011. The following table details income from discontinued operations for the periods shown:

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Rental income	$—	$674	$—	$4,015
Operating and other expenses	(65)	(477)	(132)	(1,878)
Depreciation expense	(26)	(162)	(65)	(324)

Income (loss) from discontinued operations	$(91)	$35	$(197)	$1,813

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
Real estate	$8,331,037	$8,148,939
Less accumulated depreciation	(1,787,021)	(1,705,410)

Net operating real estate	6,544,016	6,443,529
Construction in progress, including land	399,313	309,704
Land held for development	225,896	184,150
Operating real estate assets held for sale, net	18,207	18,262

Total real estate, net	7,187,432	6,955,645

Cash and cash equivalents	290,104	306,426
Cash in escrow	70,130	173,343
Resident security deposits	24,326	22,289
Other assets	370,750	363,785

Total assets	$7,942,742	$7,821,488

Unsecured notes, net	$1,819,478	$1,820,141
Notes payable	2,166,679	2,247,516
Resident security deposits	37,289	34,030
Other liabilities	433,281	389,948

Total liabilities	$4,456,727	$4,491,635

Redeemable noncontrolling interests	6,852	14,262

Stockholders’ equity	3,479,163	3,315,591

Total liabilities and stockholders’ equity	$7,942,742	$7,821,488

Attachment 4
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
June 30, 2011
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Homes	June 30, 2011	March 31, 2011	December 31, 2010
RENTAL REVENUE
Established (2)	31,611	$174,651	$171,018	$169,781
Other Stabilized (2) (3)	6,897	35,740	33,576	32,124
Redevelopment (2)	4,899	24,201	23,506	23,332
Development (2)	4,258	7,014	5,191	3,844

Total Consolidated Communities	47,665	$241,606	$233,291	$229,081

OPERATING EXPENSE
Established		$55,240	$56,990	$57,170
Other Stabilized		15,421	14,832	14,167
Redevelopment		7,194	7,022	7,655
Development		2,163	2,809	2,304

Total Consolidated Communities		$80,018	$81,653	$81,296

NOI (2)
Established		$119,487	$114,165	$112,841
Other Stabilized		21,133	18,778	18,563
Redevelopment		17,021	16,499	15,697
Development		4,861	2,390	1,536

Total Consolidated Communities		$162,502	$151,832	$148,637

AVERAGE REVENUE PER OCCUPIED HOME
Established		$1,917	$1,879	$1,873
Other Stabilized		1,776	1,869	1,854
Redevelopment		1,736	1,692	1,674
Development (4)		1,881	1,902	1,909

ECONOMIC OCCUPANCY
Established		96.1%	96.0%	95.6%
Other Stabilized		95.8%	95.4%	92.4%
Redevelopment		94.9%	94.5%	94.9%
Development		63.5%	69.5%	51.4%

STABILIZED COMMUNITIES TURNOVER 2011 / 2010 (5)		55.8% / 56.6%	43.5% / 42.1%	45.4%

(1)	Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Results for these communities for quarters prior to January 1, 2011 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized. In addition, period-over-period comparability for these communities is impacted by acquisition activity, results for which will not impact quarters prior to acquisition.

(4)	Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity.

(5)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
June 30, 2011

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Q2 11	Q2 10	% Change	Q2 11	Q2 10	% Change	Q2 11	Q2 10	% Change
New England
Boston, MA	4,866	$1,975	$1,868	5.7%	96.1%	96.4%	(0.3%)	$27,722	$26,290	5.4%
Fairfield-New Haven, CT	2,449	2,020	1,920	5.2%	96.8%	97.1%	(0.3%)	14,362	13,687	4.9%

New England Average	7,315	1,990	1,885	5.6%	96.4%	96.7%	(0.3%)	42,084	39,977	5.3%

Metro NY/NJ
New York, NY	3,099	2,764	2,689	2.8%	96.3%	96.6%	(0.3%)	24,737	24,143	2.5%
New Jersey	2,462	1,942	1,865	4.1%	96.6%	97.0%	(0.4%)	13,859	13,366	3.7%
Long Island, NY	1,420	2,393	2,275	5.2%	96.8%	95.8%	1.0%	9,867	9,290	6.2%

Metro NY/NJ Average	6,981	2,399	2,314	3.7%	96.4%	96.5%	(0.1%)	48,463	46,799	3.6%

Mid-Atlantic/Midwest
Washington Metro	5,349	1,848	1,746	5.8%	95.3%	96.4%	(1.1%)	28,250	26,978	4.7%
Chicago, IL	601	1,541	1,433	7.5%	94.3%	96.6%	(2.3%)	2,625	2,496	5.2%

Mid-Atlantic/Midwest Average	5,950	1,817	1,714	6.0%	95.2%	96.4%	(1.2%)	30,875	29,474	4.8%

Pacific Northwest
Seattle, WA	2,533	1,292	1,228	5.2%	95.1%	96.3%	(1.2%)	9,337	8,981	4.0%

Pacific Northwest Average	2,533	1,292	1,228	5.2%	95.1%	96.3%	(1.2%)	9,337	8,981	4.0%

Northern California
San Jose, CA	2,790	1,906	1,795	6.2%	96.8%	96.7%	0.1%	15,443	14,525	6.3%
Oakland-East Bay, CA	1,569	1,453	1,381	5.2%	96.2%	95.5%	0.7%	6,578	6,210	5.9%
San Francisco, CA	470	2,431	2,306	5.4%	96.6%	96.9%	(0.3%)	3,311	3,150	5.1%

Northern California Average	4,829	1,810	1,709	5.9%	96.6%	96.4%	0.2%	25,332	23,885	6.1%

Southern California
Los Angeles, CA	1,911	1,683	1,634	3.0%	95.6%	95.2%	0.4%	9,224	8,924	3.4%
Orange County, CA	1,167	1,542	1,506	2.4%	96.5%	95.4%	1.1%	5,209	5,034	3.5%
San Diego, CA	925	1,567	1,541	1.7%	94.9%	95.5%	(0.6%)	4,127	4,084	1.1%

Southern California Average	4,003	1,615	1,574	2.6%	95.7%	95.4%	0.3%	18,560	18,042	2.9%

Average/Total Established	31,611	$1,917	$1,829	4.8%	96.1%	96.4%	(0.3%)	$174,651	$167,158	4.5%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2010 such that a comparison of 2010 to 2011 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.2% between years.

Attachment 6
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
June 30, 2011

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
	Homes	Q2 11	Q1 11	% Change	Q2 11	Q1 11	% Change	Q2 11	Q1 11	% Change
New England
Boston, MA	4,866	$1,975	$1,937	2.0%	96.1%	95.8%	0.3%	$27,722	$27,080	2.4%
Fairfield-New Haven, CT	2,449	2,020	1,969	2.6%	96.8%	96.3%	0.5%	14,362	13,939	3.0%

New England Average	7,315	1,990	1,948	2.2%	96.4%	96.0%	0.4%	42,084	41,019	2.6%

Metro NY/NJ
New York, NY	3,099	2,764	2,745	0.7%	96.3%	96.0%	0.3%	24,737	24,498	1.0%
New Jersey	2,462	1,942	1,905	1.9%	96.6%	95.9%	0.7%	13,859	13,501	2.7%
Long Island, NY	1,420	2,393	2,347	2.0%	96.8%	95.9%	0.9%	9,867	9,588	2.9%

Metro NY/NJ Average	6,981	2,399	2,368	1.3%	96.4%	96.0%	0.4%	48,463	47,587	1.8%

Mid-Atlantic/Midwest
Washington Metro	5,349	1,848	1,802	2.6%	95.3%	95.5%	(0.2%)	28,250	27,608	2.3%
Chicago, IL	601	1,541	1,492	3.3%	94.3%	96.2%	(1.9%)	2,625	2,589	1.4%

Mid-Atlantic/Midwest Average	5,950	1,817	1,771	2.6%	95.2%	95.5%	(0.3%)	30,875	30,197	2.2%

Pacific Northwest
Seattle, WA	2,533	1,292	1,259	2.6%	95.1%	95.3%	(0.2%)	9,337	9,122	2.4%

Pacific Northwest Average	2,533	1,292	1,259	2.6%	95.1%	95.3%	(0.2%)	9,337	9,122	2.4%

Northern California
San Jose, CA	2,790	1,906	1,856	2.7%	96.8%	96.7%	0.1%	15,443	15,021	2.8%
Oakland-East Bay, CA	1,569	1,453	1,429	1.7%	96.2%	96.2%	0.0%	6,578	6,459	1.8%
San Francisco, CA	470	2,431	2,391	1.7%	96.6%	95.7%	0.9%	3,311	3,225	2.7%

Northern California Average	4,829	1,810	1,768	2.4%	96.6%	96.4%	0.2%	25,332	24,705	2.5%

Southern California
Los Angeles, CA	1,911	1,683	1,655	1.7%	95.6%	96.7%	(1.1%)	9,224	9,180	0.5%
Orange County, CA	1,167	1,542	1,506	2.4%	96.5%	96.3%	0.2%	5,209	5,077	2.6%
San Diego, CA	925	1,567	1,537	2.0%	94.9%	96.9%	(2.0%)	4,127	4,131	(0.1%)

Southern California Average	4,003	1,615	1,584	2.0%	95.7%	96.7%	(1.0%)	18,560	18,388	0.9%

Average/Total Established	31,611	$1,917	$1,879	2.0%	96.1%	96.0%	0.1%	$174,651	$171,018	2.1%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2010 such that a comparison of 2010 to 2011 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Year-to-Date Revenue and Occupancy Changes — Established Communities (1)
June 30, 2011

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	YTD 11	YTD 10	% Change	YTD 11	YTD 10	% Change	YTD 11	YTD 10	% Change
New England
Boston, MA	4,866	$1,956	$1,863	5.0%	96.0%	96.2%	(0.2%)	$54,802	$52,301	4.8%
Fairfield-New Haven, CT	2,449	1,994	1,905	4.7%	96.6%	96.7%	(0.1%)	28,301	27,067	4.6%

New England Average	7,315	1,969	1,878	4.8%	96.2%	96.3%	(0.1%)	83,103	79,368	4.7%

Metro NY/NJ
New York, NY	3,099	2,755	2,656	3.7%	96.1%	96.3%	(0.2%)	49,236	47,557	3.5%
New Jersey	2,462	1,922	1,857	3.5%	96.3%	96.7%	(0.4%)	27,360	26,536	3.1%
Long Island, NY	1,420	2,369	2,257	5.0%	96.3%	96.0%	0.3%	19,454	18,470	5.3%

Metro NY/NJ Average	6,981	2,384	2,293	4.0%	96.2%	96.4%	(0.2%)	96,050	92,563	3.8%

Mid-Atlantic/Midwest
Washington Metro	5,349	1,825	1,731	5.4%	95.4%	96.2%	(0.8%)	55,859	53,406	4.6%
Chicago, IL	601	1,518	1,429	6.2%	95.2%	96.7%	(1.5%)	5,214	4,981	4.7%

Mid-Atlantic/Midwest Average	5,950	1,794	1,700	5.5%	95.4%	96.3%	(0.9%)	61,073	58,387	4.6%

Pacific Northwest
Seattle, WA	2,533	1,277	1,229	3.9%	95.2%	96.1%	(0.9%)	18,459	17,913	3.0%

Pacific Northwest Average	2,533	1,277	1,229	3.9%	95.2%	96.1%	(0.9%)	18,459	17,913	3.0%

Northern California
San Jose, CA	2,790	1,881	1,792	5.0%	96.7%	96.5%	0.2%	30,464	28,970	5.2%
Oakland-East Bay, CA	1,569	1,439	1,379	4.4%	96.2%	95.4%	0.8%	13,036	12,393	5.2%
San Francisco, CA	470	2,411	2,293	5.1%	96.1%	96.7%	(0.6%)	6,536	6,254	4.5%

Northern California Average	4,829	1,789	1,706	4.9%	96.5%	96.3%	0.2%	50,036	47,617	5.1%

Southern California
Los Angeles, CA	1,911	1,669	1,630	2.4%	96.2%	95.7%	0.5%	18,404	17,885	2.9%
Orange County, CA	1,167	1,524	1,515	0.6%	96.4%	95.2%	1.2%	10,286	10,100	1.8%
San Diego, CA	925	1,552	1,543	0.6%	95.9%	95.3%	0.6%	8,258	8,163	1.2%

Southern California Average	4,003	1,600	1,577	1.5%	96.2%	95.5%	0.7%	36,948	36,148	2.2%

Average/Total Established	31,611	$1,898	$1,819	4.3%	96.0%	96.2%	(0.2%)	$345,669	$331,996	4.1%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2010 such that a comparison of 2010 to 2011 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.7% between years.

Attachment 8
AvalonBay Communities, Inc.
Operating Expenses (“Opex”) — Established Communities (1)
June 30, 2011
(Dollars in thousands)
(unaudited)

				Q2 2011				YTD 2011
	Q2	Q2		% of	YTD	YTD		% of
	2011	2010	% Change	Total Opex	2011	2010	% Change	Total Opex
Property taxes	$17,967	$17,862	0.6%	32.5%	$35,824	$35,777	0.1%	30.3%
Payroll (2)	12,589	12,560	0.2%	22.8%	25,789	24,776	4.1%	21.3%
Repairs & maintenance	10,069	10,220	(1.5%)	18.2%	18,878	19,261	(2.0%)	16.9%
Office operations (3)	5,285	5,934	(10.9%)	9.6%	10,366	11,697	(11.4%)	9.2%
Utilities (4)	5,255	5,719	(8.1%)	9.5%	12,774	13,376	(4.5%)	11.0%
Land lease expense (5)	1,215	1,297	(6.3%)	2.2%	2,442	2,594	(5.9%)	6.0%
Marketing (6)	1,472	1,771	(16.9%)	2.7%	3,161	3,549	(10.9%)	3.0%
Insurance (7)	1,388	1,294	7.3%	2.5%	2,996	2,670	12.2%	2.3%
Total Established Communities

Operating Expenses (8)	$55,240	$56,657	(2.5%)	100.0%	$112,230	$113,700	(1.3%)	100.0%

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Payroll includes expenses directly related to on-site operations. The increase for the six months ended June 30, 2011 from the prior period is due primarily to the impact of increased bonus compensation for better than expected community operating performance as well as from increased benefits costs.

(3)	Office operations includes administrative costs, bad debt expense and association and license fees. The decreases for the three and six months ended June 30, 2011 from the prior year periods are due primarily to a decrease in bad debt expense.

(4)	Utilities represents aggregate utility costs, net of resident reimbursements. The decreases for the three and six months ended June 30, 2011 from the prior year periods are due primarily to increased receipts from water submetering and lower electrical and gas expense.

(5)	Land lease expense represents GAAP-based rental expense, which is higher than actual cash payments made. Expensed land lease payments were $823 and $1,671 higher than cash payments for the three and six months ended June 30, 2011. Established Communities’ results exclude the land lease for the operating community contemplated for sale.

(6)	Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decreases for the three and six months ended June 30, 2011 are due primarily to enhanced business practices that produce more cost effective marketing expenditures.

(7)	Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. Changes between years consist of deposits for insurance settlements received in 2010 not present in 2011 and expected claims adjustments. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related proceeds received.

(8)	Operating expenses for Established Communities excludes indirect costs for off-site corporate level property management related expenses, and other support related expenses.

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of June 30, 2011

		Total					Avg
	# of	Capital	Schedule				Rent			% Occ
	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
							Inclusive of Concessions See Attachment #14
Under Construction:
1. Avalon Rockville Centre Rockville Centre, NY	349	$109.7	Q1 2010	Q2 2011	Q3 2012	Q1 2013	$2,630	16.0%	29.5%	13.2%	N/A
2. Avalon Queen Anne Seattle, WA	203	56.7	Q3 2010	Q4 2011	Q2 2012	Q4 2012	1,925	N/A	N/A	N/A	N/A
3. Avalon Springs II Wilton, CT	100	31.1	Q3 2010	Q2 2011	Q3 2011	Q1 2012	2,575	76.0%	60.0%	45.0%	10.6%
4. Avalon Green II Greenburgh, NY	444	110.6	Q3 2010	Q4 2011	Q1 2013	Q3 2013	2,525	N/A	N/A	N/A	N/A
5. Avalon Brandemoor II Lynnwood, WA	82	14.5	Q3 2010	Q2 2011	Q3 2011	Q1 2012	1,585	85.4%	65.9%	43.9%	11.9%
6. Avalon Cohasset Cohasset, MA	220	53.1	Q4 2010	Q3 2011	Q2 2012	Q4 2012	1,995	6.4%	7.7%	0.9%	N/A
7. Avalon Ocean Avenue San Francisco, CA	173	61.1	Q4 2010	Q2 2012	Q4 2012	Q2 2013	2,485	N/A	N/A	N/A	N/A
8. Avalon North Bergen North Bergen, NJ	164	45.2	Q4 2010	Q3 2012	Q3 2012	Q1 2013	1,975	N/A	N/A	N/A	N/A
9. Avalon at Wesmont Station I Wood-Ridge, NJ	266	64.2	Q4 2010	Q2 2012	Q1 2013	Q3 2013	1,955	N/A	N/A	N/A	N/A
10. Avalon Park Crest Tysons Corner, VA	354	77.6	Q4 2010	Q2 2012	Q2 2013	Q4 2013	1,910	N/A	N/A	N/A	N/A
11. Avalon Garden City Garden City, NY	204	68.0	Q2 2011	Q1 2012	Q4 2012	Q2 2013	3,085	N/A	N/A	N/A	N/A
12. Avalon Andover Andover, MA	115	26.8	Q2 2011	Q2 2012	Q3 2012	Q1 2013	1,850	N/A	N/A	N/A	N/A
13. Avalon Exeter Boston, MA	187	110.6	Q2 2011	Q3 2013	Q4 2013	Q2 2014	4,335	N/A	N/A	N/A	N/A

Subtotal/Weighted Average	2,861	$829.3					$2,400

Completed this Quarter:

1. Avalon at the Pinehills II Plymouth, MA	91	$17.6	Q3 2010	Q2 2011	Q2 2011	Q4 2011	$1,885	100.0%	49.5%	45.1%	13.3%

Subtotal/Weighted Average	91	$17.6					$1,885

Total/Weighted Average	2,952	$846.9					$2,385

Weighted Average Projected NOI as a % of Total Capital Cost (1) (6)		7.1%	Inclusive of Concessions — See Attachment #14

			% Economic
			Occ
Non-Stabilized Development Communities: (7)			(1) (5)	Asset Cost Basis (millions):		Source
Prior Completions:				Asset Under Construction and Non-Stabilized Completions
Avalon Walnut Creek (8)	418	$151.3		Capital Cost, Under Construction	$829.3	Att. 9
Avalon Norwalk	311	84.1		Capital Cost, Current Completions	17.6	Att. 9
Avalon Towers Bellevue	397	124.5		Less: Remaining to Invest, Under Construction	(468.5)	Att. 11

Avalon West Long Branch	180	25.8		Subtotal, Assets Under Construction and Current Completions	378.4

	1,306	$385.7	90.9%	Capital Cost, Prior Quarter Completions	385.7	Att. 9

				Total Asset Cost Basis, Under Construction and Non-Stabilized Development	$764.1

Q2 2011 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $4.8 million. See Attachment #14.

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of July 22, 2011.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of July 22, 2011.

(4)	Physical occupancy based on apartment homes occupied as of July 22, 2011.

(5)	Represents Economic Occupancy for the second quarter of 2011.

(6)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(7)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates based on the Company’s pro rata share of the Total Capital Cost for each community.

(8)	This community is being financed in part by a combination of third-party tax-exempt and taxable debt.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2011.

Attachment 10
AvalonBay Communities, Inc.
Redevelopment Communities as of June 30, 2011

		Cost (millions)		Schedule				Avg
	# of	Pre-	Total					Rent	Homes
	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed
	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	@ 6/30/2011
								Inclusive of Concessions See Attachment #14
Under Redevelopment: (3)

1. Avalon Pleasanton	456	$63.0	$80.4	Q1 1994	Q2 2009	Q4 2011	Q2 2012	$1,595	409
Pleasanton, CA

2. Avalon Princeton Junction	512	30.2	49.7	Q4 1988	Q2 2009	Q4 2011	Q2 2012	1,560	495
West Windsor, NJ

3. Avalon Commons	312	34.1	38.3	Q4 1997	Q4 2010	Q3 2011	Q1 2012	2,300	312
Smithtown, NY

4. Avalon at South Coast	258	26.0	33.8	Q3 1996	Q4 2010	Q1 2012	Q3 2012	1,530	132
Costa Mesa, CA

5. Crowne Ridge	254	33.1	46.8	Q3 1996	Q4 2010	Q2 2012	Q4 2012	1,825	91
San Rafael, CA

6. Avalon Cove	504	93.7	113.9	Q1 1997	Q4 2010	Q3 2012	Q1 2013	3,030	194
Jersey City, NJ

7. Avalon Sunset Towers	243	28.9	42.0	Q2 1996	Q4 2010	Q3 2013	Q1 2014	2,255	53
San Francisco, CA

8. Avalon at Nob Hill	185	28.3	34.1	Q4 1995	Q2 2011	Q1 2012	Q3 2012	2,065	76
San Francisco, CA

Subtotal/ Weighted Average	2,724	$337.3	$439.0					$2,040	1,762

Completed this Quarter:

1. Avalon Summit	245	$17.7	$25.6	Q3 1995	Q2 2010	Q2 2011	Q3 2011	$1,475	245
Quincy, MA

2. Avalon at Decoverly	564	63.5	70.8	Q3 1995	Q3 2010	Q2 2011	Q3 2011	1,675	368
Rockville, MD

Subtotal/ Weighted Average	809	$81.2	$96.4					$1,615	613

Total/ Weighted Average	3,533	$418.5	$535.4					$1,940	2,375

(1)	Inclusive of acquisition cost.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	The Company commenced the redevelopment of Avalon at Prudential Center in Boston, MA during the second quarter 2010 for an estimated Total Capital Cost of $28.4 million. The redevelopment is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations, including occupancy, or the expected future level of rental revenue. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2011.

Attachment 11
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of June 30, 2011
(Dollars in Thousands)
DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End
Total - 2009 Actual	2,493	$451,372	$809,384	$245,046	$500,671

2010 Actual:
Quarter 1	279	$122,151	$101,286	$228,620	$552,899
Quarter 2	475	63,860	160,070	164,050	475,275
Quarter 3	511	98,774	169,856	292,611	383,115
Quarter 4	465	120,125	146,947	466,991	296,292

Total - 2010 Actual	1,730	$404,910	$578,159

2011 Projected:
Quarter 1 (Actual)	281	$78,278	$84,438	$386,632	$306,219
Quarter 2 (Actual)	258	113,717	69,253	468,451	377,363
Quarter 3 (Projected)	271	128,168	69,333	340,283	389,666
Quarter 4 (Projected)	248	94,124	65,020	246,159	419,175

Total - 2011 Projected	1,058	$414,287	$288,044

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (3)	Invest (5)	Period End
Total - 2009 Actual	$50,911	$49,527	$30,628

2010 Actual:
Quarter 1	$12,654	$36,873	$27,915
Quarter 2	10,843	34,445	16,881
Quarter 3	8,870	33,046	19,606
Quarter 4	15,321	73,518	13,412

Total - 2010 Actual	$47,688

2011 Projected:
Quarter 1 (Actual)	$12,657	$59,144	$24,024
Quarter 2 (Actual)	22,297	41,396	21,950
Quarter 3 (Projected)	13,354	28,042	30,613
Quarter 4 (Projected)	11,631	16,411	25,617

Total - 2011 Projected	$59,939

(1)	Data is presented for all communities currently under development or redevelopment.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as redeemable noncontrolling interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2011.

Attachment 12
AvalonBay Communities, Inc.
Future Development as of June 30, 2011
DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
		Number	Cost (1) (2)
Market	# of Rights	of Homes	(millions)
Boston, MA	4	1,410	$393

Fairfield-New Haven, CT	4	781	156

New York, NY	3	1,744	771

New Jersey	9	2,219	453

Long Island, NY	1	303	75

Washington, DC Metro	4	1,246	312

Seattle, WA	2	573	150

Oakland-East Bay, CA	2	505	143

San Francisco, CA	2	447	212

Orange County, CA	1	179	49

Total	32	9,407	$2,714

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	The Company currently owns $169 million of land related to 10 of 32 development rights, and is currently under two ground lease obligations for one development right in New York, NY and one in Hackensack, NJ.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2011.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of June 30, 2011
(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (4)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)
1998:
9 Communities	$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities	$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities	$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities	$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community	$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (5)	$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel	$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (6)	$382,720	$199,767	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (7)	$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (8)	$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
11 Communities (9)	$646,200	$288,384	$56,469	$231,915	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (10)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (10)	$198,600	$74,074	$51,977	$22,097	5.8%	8.9%

2011:
No sales as of June 30, 2011 (11)	—	—	—	—

1998 - 2011 Total	$3,657,003	$1,443,583	$337,222	$1,106,361	5.8%	15.0%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For dispositions from January 1, 1998 through June 30, 2011 the Weighted Average Holding Period is 7.9 years.

(3)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(6)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(7)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(8)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

(9)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of a community held by the Fund in which the Company holds a 15.2% equity interest.

(10)	2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(11)	2011 results exclude the Company’s proportionate gain of $7,675 associated with an asset exchange.

Attachment 14
AvalonBay Communities, Inc
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Net income attributable to common stockholders	$43,373	$51,125	$73,713	$123,648
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	64,240	58,593	127,434	115,605
Distributions to noncontrolling interests, including discontinued operations	7	14	13	27
Gain on sale of previously depreciated real estate assets	(7,675)	(21,929)	(7,675)	(72,220)

FFO attributable to common stockholders	$99,945	$87,803	$193,485	$167,060

Average shares outstanding — diluted	88,196,438	84,245,105	87,597,981	83,247,995

Earnings per share — diluted	$0.49	$0.61	$0.84	$1.49

FFO per common share — diluted	$1.13	$1.04	$2.21	$2.01

Attachment 14
The Company’s results for the three and six months ended June 30, 2011 and the comparable prior year periods include the non-routine items outlined in the following table:
Non-Routine Items
Decrease (Increase) in Net income and FFO
(dollars in thousands)

	Q2	YTD	Q2	YTD
	2011	2011	2010	2010
Severance and related costs (1)	$(400)	$(400)	$(1,550)	$(1,550)
Interest income on escrow	—	(2,478)	—	—
Acquisition costs	958	958	—	—
Joint venture acquisition costs	337	370	60	209
Severe weather costs (2)	—	—	—	672
Excise Taxes	—	—	—	30
Legal settlement proceeds, net	—	—	(927)	(927)

Total non-routine items	$895	$(1,550)	$(2,417)	$(1,566)

Weighted average dilutive shares outstanding	88,196,438	87,597,981	84,245,105	83,247,995

(1)	Amounts for 2011 and 2010 relate to the reduction of accrued severance costs.

(2)	Costs relate to severe winter weather experienced on the East Coast in the first quarter of 2010.
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2011 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range
Projected EPS (diluted) — Q3 2011	$0.44	$0.47
Projected depreciation (real estate related)	0.71	0.71

Projected FFO per share (diluted) — Q3 2011	$1.15	$1.18

Projected EPS (diluted) — Full Year 2011	$1.85	$2.00
Projected depreciation (real estate related)	2.84	2.84
Projected gain on sale of operating communities	(0.09)	(0.09)

Projected FFO per share (diluted) — Full Year 2011	$4.60	$4.75

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 14
A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2011	2010	2011	2010	2011	2010

Net income	$43,192	$51,066	$30,537	$26,668	$73,728	$123,432
Indirect operating expenses, net of corporate income	7,701	7,849	7,027	7,978	14,729	15,080
Investments and investment management expense	1,341	1,047	1,191	712	2,532	2,086
Expensed acqusition, development and other pursuit costs	1,353	443	651	1,057	2,004	947
Interest expense, net	45,855	41,458	44,271	46,948	90,126	83,999
General and administrative expense	8,145	4,041	7,292	6,870	15,437	12,936
Joint venture loss (income)	(395)	(463)	(503)	(397)	(898)	(689)
Depreciation expense	62,894	57,317	61,260	60,575	124,154	113,250
Gain on sale of real estate assets	(7,675)	(21,929)	—	(1,854)	(7,675)	(72,220)
(Income) loss from discontinued operations	91	(35)	106	80	197	(1,813)

NOI from continuing operations	$162,502	$140,794	$151,832	$148,637	$314,334	$277,008

Established:
New England	$27,006	$24,451	$25,482	$25,839	$52,488	$48,331
Metro NY/NJ	33,153	31,168	31,559	31,745	64,712	61,080
Mid-Atlantic/Midwest	22,404	21,121	21,643	21,760	44,047	41,109
Pacific NW	6,349	5,965	6,140	5,796	12,489	12,055
No. California	18,182	16,491	17,386	16,179	35,568	32,820
So. California	12,393	11,403	11,955	11,522	24,348	23,139

Total Established	119,487	110,599	114,165	112,841	233,652	218,534

Other Stabilized	21,133	14,844	18,778	18,563	39,910	27,804
Development/Redevelopment	21,882	15,351	18,889	17,233	40,772	30,670

NOI from continuing operations	$162,502	$140,794	$151,832	$148,637	$314,334	$277,008

Attachment 14
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2010 through June 30, 2011 or classified as held for sale at June 30, 2011). A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Income (loss) from discontinued operations	$(91)	$35	$(197)	$1,813
Depreciation expense	26	162	65	324

NOI (NOL) from discontinued operations	$(65)	$197	$(132)	$2,137

NOI from assets sold	—	262	—	2,259
NOL from assets held for sale	(65)	(65)	(132)	(122)

NOI (NOL) from discontinued operations	$(65)	$197	$(132)	$2,137

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 14
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Rental revenue (GAAP basis)	$174,651	$167,158	$345,669	$331,996
Concessions amortized	414	1,552	987	3,682
Concessions granted	(188)	(804)	(317)	(1,710)

Rental revenue (with concessions on a cash basis)	$174,877	$167,906	$346,339	$333,968

% change — GAAP revenue		4.5%		4.1%
% change — cash revenue		4.2%		3.7%
Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2011 as well as prior years’ activities is presented on Attachment 13.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2011 are as follows (dollars in thousands):

Net income attributable to common stockholders	$43,373
Interest expense, net	45,855
Depreciation expense	62,894
Depreciation expense (discontinued operations)	26

EBITDA	$152,148

EBITDA from continuing operations	$144,538
EBITDA from discontinued operations	7,610

EBITDA	$152,148

EBITDA from continuing operations	$144,538

Interest expense, net	$45,855

Interest coverage	3.2

Attachment 14
Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2011 is as follows (dollars in thousands):

Attachment 14

NOI for Established Communities	$233,652
NOI for Other Stabilized Communities	39,910
NOI for Development/Redevelopment Communities	40,772
NOI for discontinued operations	(132)

Total NOI generated by real estate assets	314,202
NOI on encumbered assets	95,785

NOI on unencumbered assets	218,417

Unencumbered NOI	70%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2011, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2010 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2010, but have stabilized occupancy as of January 1, 2011. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year.
Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.
Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased

Attachment 14
through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.